UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                               Owosso Corporation
                         -------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    691217103
                                  -------------
                                 (CUSIP Number)

                                December 31, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
Owosso Corporation
CUSIP No. 691217103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Innisfree Capital, L.L.C.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                              (a)
                              (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER


                                                                     0

                                         ---------------------------------------
                                         6      SHARED VOTING POWER
         NUMBER OF
          SHARES
        BENEFICIALLY                                                 549,600
          OWNED BY
           EACH                          ---------------------------------------
         REPORTING                       7      SOLE DISPOSITIVE POWER
          PERSON
          WITH
                                                                     0

                                         ---------------------------------------
                                         8      SHARED DISPOSITIVE POWER

                                                                     549,600
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                                     549,600
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    9.4%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                    CO

SCHEDULE 13G
Owosso Corporation
CUSIP No. 691217103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Innisfree Partners, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a)
                    (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
                                       5    SOLE VOTING POWER

                                                                  0

          NUMBER OF                    -----------------------------------------
           SHARES                      6      SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY
            EACH                                            549,600
          REPORTING
           PERSON                      -----------------------------------------
           WITH                        7      SOLE DISPOSITIVE POWER

                                                                  0

                                       -----------------------------------------
                                       8      SHARED DISPOSITIVE POWER

                                                            549,600

--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            549,600

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    9.4%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                    PN

SCHEDULE 13G
Owosso Corporation
CUSIP No. 691217103

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   James B. Dinneen, Jr.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                   (a)
                   (b)
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OR ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                                        5    SOLE VOTING POWER

                                                            0

          NUMBER OF                     ----------------------------------------
           SHARES                       6      SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY
            EACH                                      549,600
          REPORTING
           PERSON                       ----------------------------------------
           WITH                         7      SOLE DISPOSITIVE POWER

                                                            0

                                        ----------------------------------------
                                        8      SHARED DISPOSITIVE POWER

                                                      549,600

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                      549,600

--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    9.4%

--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
                    IN

NOTE: The Company reported 5,824,306 shares of common stock, par value $.01 per share, outstanding in its Annual Report on Form 10-K filed on January 27, 2003.

Item 1(a).  Name of Issuer:

            Owosso Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            22543 Fisher Road
            P.O. Box 6660
            Watertown, NY  13601

Item 2(a).  Name of Person Filing:

            This statement is filed by:

            (A) James B. Dinneen, Jr. ("Dinneen") with respect to the shares of Common Stock, par value $.01 per share ("Common Stock") of Owosso Corporation (the "Company") also beneficially owned by Innisfree Capital, L.L.C., a Delaware limited liability company ("IC"), of which Dinneen is the managing member;

            (B) IC, with respect to the shares of Common Stock also beneficially owned by Innisfree Partners, L.P., a Delaware limited partnership ("IP"), for which IC serves as the general partner and investment manager; and

            (C) IP, with respect to the shares of Common Stock owned directly by it.

            The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of each of the Reporting Persons is:

                  324 East 50th Street
                  New York, New York 10022

Item 2(c).   Citizenship:

             Dinneen is a citizen of the United States; IC and IP are each organized under the laws of the State of Delaware.

Item 2(d).   Title of Class of Securities:

             Common stock, $.01 par value

Item 2(e).   CUSIP Number:
             691217103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act,
(b) [ ] Bank as defined in Section  3(a)(6) of the Act,
(c) [ ] Insurance  Company as defined in Section 3(a)(19) of the Act,
(d) [ ] Investment Company registered under Section 8 of the Investment
Company Act,
(e) [ ] Investment  Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
(f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
(g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
(h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i) [ ] Church Plan that
is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c) check this box. [x]

Item 4.  Ownership.

     A.  Dinneen

         (a) Amount beneficially owned: 549,600
         (b) Percent of class: 9.4%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:             549,600
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:   549,600

     B. IC

         (a)  Amount beneficially owned: 549,600
         (b) Percent of class: 9.4%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:             549,600
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:   549,600

     C. IF

         (a) Amount beneficially owned: 549,600
         (b) Percent of class: 9.4%
         (c)  (i)   Sole power to vote or direct the vote:                     0
              (ii)  Shared power to vote or direct the vote:             549,600
              (iii) Sole power to dispose or direct the disposition:           0
              (iv)  Shared power to dispose or direct the disposition:   549,600

Item 5.  Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         n.a.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
         n.a.

Item 8.  Identification and Classification of Members of the Group.
         n.a.

Item 9.  Notice of Dissolution of Group.
         n.a.

Item 10. Certifications.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 18, 2003

                                         /s/ James B. Dinneen, Jr.
                                         ---------------------------------------
                                         James B. Dinneen, Jr.

                                         INNISFREE CAPITAL, L.L.C.

                                         By: /s/ James B. Dinneen, Jr.
                                            ----------------------------
                                             James B. Dinneen, Jr.
                                             Managing Member


                                         INNISFREE PARTNERS L.P.
                                         By:  Innisfree Capital, L.L.C.
                                              its General Partner

                                         By: /s/ James B. Dinneen, Jr.
                                            ----------------------------
                                             James B. Dinneen
                                             Managing Member


                                 EXHIBIT INDEX
                                  -------------
Exhibits

1. Joint Filing Agreement, dated February 18, 2003, among Dinneen, IC and IF.

                                      EX-1


                                    EXHIBIT 1
                                    ---------
                             JOINT FILING AGREEMENT

             The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock, par value $.01 per share, of Owosso Corporation is filed jointly, on behalf of each of them.


Dated:  February 18, 2003

                                         /s/ James B. Dinneen, Jr.
                                         -------------------------------
                                         James B. Dinneen, Jr.

                                         INNISFREE CAPITAL, L.L.C.

                                         By: /s/ James B. Dinneen, Jr.
                                            ----------------------------
                                             James B. Dinneen, Jr.
                                             Managing Member

                                         INNISFREE PARTNERS, L.P.

                                         By: Innisfree Capital, L.L.C.
                                             its General Partner

                                         By: /s/ James B. Dinneen, Jr.
                                            ----------------------------
                                             James B. Dinneen, Jr.
                                             Managing Member